UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2008

RADISYS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	0-26844	93-0945232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5445 NE Dawson Creek Drive Hillsboro, Oregon	97124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (503) 615-1100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 204.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In October 2008, UBS AG, the parent company of the securities firm with which RadiSys Corporation (the “Company”) holds its auction rate securities, announced an offer to its clients holding auction rate securities (the “Offer”). Under the Offer, UBS AG would issue Auction Rate Securities Rights (the “Rights”) to the Company. The Rights would allow the Company to sell the auction rate securities held in the Company accounts with UBS Financial Services, Inc. or UBS Securities LLC to UBS AG at par value during the period beginning June 30, 2010 and ending July 2, 2012. In exchange, the Company would be required to release UBS AG and its affiliates from claims that it may have for damages related to the auction rate securities (other than consequential damages), and the Company would grant UBS Financial Services, Inc. or UBS Securities LLC the right to sell or otherwise dispose of the Company’s auction rate securities on its behalf (so long as the Company is paid the par value of the auction rate securities upon any disposition). As of November 30, 2008, the par value of the Company’s auction rate securities was $62.7 million, and the market value of the Company’s auction rate securities was approximately $51.4 million as calculated by UBS AG and its affiliates. Under the Offer, the Company would also be entitled to receive no net cost loans from UBS AG or its affiliates for up to 75% of the market value of the Company’s auction rate securities.

The Company has accepted the Offer and entered into a Credit Line Agreement (the “Credit Line”), including an Addendum to Credit Line Account Application and Agreement, with UBS Bank USA and on December 12, 2008 borrowed approximately $39.8 million under the Credit Line. On December 15, 2008, the Company used a portion of the proceeds to pay in full the outstanding principal balance of approximately $20.0 million under its secured revolving line of credit agreement with Silicon Valley Bank. The amount of interest the Company will pay under the Credit Line is intended to equal the amount of interest the Company would receive with respect to the Company’s auction rate securities. The borrowings under the Credit Line are payable upon demand; however, UBS Bank USA or its affiliates are required to provide to the Company alternative financing on substantially similar terms, unless the demand right was exercised as a result of certain specified events or the customer relationship between UBS Bank USA and the Company is terminated for cause by UBS Bank USA.

The descriptions of the Rights and the Credit Line in this report contain forward-looking statements. Forward-looking statements are based upon current expectations that involve risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of many factors, including those discussed below. We assume no obligation to update any of the forward-looking statements after the date of this report or to conform these forward-looking statements to actual results.

The Rights are subject to a number of risks. Given the substantial dislocation in the financial markets and among financial services companies, we cannot assure you that UBS AG will ultimately have the ability to repurchase our auction rate securities at par, or at any other price. Additional risks include: these rights will be unsecured contractual obligations of UBS AG; UBS AG and its affiliates will control our auction rate securities until we elect to sell our auction rate securities to UBS AG; the value of our auction rate securities will fluctuate prior to our exercising our right to sell our auction rate securities to UBS AG; the returns we achieve on any future investments may not achieve the returns we received on our auction rate securities prior to the failure of the auction rate securities market; we were required to release claims against UBS AG and its affiliates, which will prevent us from making claims against UBS AG and its affiliates related to our investment in auction rate securities, other than claims for consequential damages.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADISYS CORPORATION

Date: December 15, 2008	By:	/s/ Brian Bronson
Brian Bronson
Chief Financial Officer